Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement File No. 333-131747

May 12, 2006

EMBARQ CORPORATION

$1,000,000,000 6.738% 2013 Notes

$2,000,000,000 7.082% 2016 Notes

$1,485,000,000 7.995% 2036 Notes

Issuer:	Embarq Corporation (the “Company”).

Selling Noteholder:	Sprint Capital Corporation (the “Selling Noteholder”).

Title of Securities:	6.738% 2013 Notes due 2013 (the “2013 Notes”).
7.082% 2016 Notes due 2016 (the “2016 Notes”).
7.995% 2036 Notes due 2036 (the “2036 Notes”).

Aggregate Principal Amount Offered:	2013 Notes: $1,000,000,000.
2016 Notes: $2,000,000,000.
2036 Notes: $1,485,000,000.

Trade Date:	May 12, 2006.

Settlement Date (T+5):	May 19, 2006.

Maturity Date:	2013 Notes: June 1, 2013.
2016 Notes: June 1, 2016.
2036 Notes: June 1, 2036.

Issue Price:	2013 Notes: 99.995% plus accrued interest, if any, from May 17, 2006.
2016 Notes: 99.994% plus accrued interest, if any, from May 17, 2006.
2036 Notes: 99.993% plus accrued interest, if any, from May 17, 2006.

Interest Rate:	2013 Notes: 6.738% per annum.
2016 Notes: 7.082% per annum.
2036 Notes: 7.995% per annum.

Spread to Benchmark:	2013 Notes: 160 basis points (1.600%)
2016 Notes: 187.5 basis points (1.875%)
2036 Notes: 260 basis points (2.600%)

Benchmark Treasury:	2013 Notes: 3.625% U.S. Treasury due 05/13.
2016 Notes: 4.500% U.S. Treasury due 02/16.
2036 Notes: 5.375% U.S. Treasury due 02/31.

Treasury Strike:	2013 Notes: 5.138%.
2016 Notes: 5.207%.
2036 Notes: 5.395%.

All-In Yield:	2013 Notes: 6.897%.
2016 Notes: 7.206%.
2036 Notes: 8.073%.

Interest Payment Dates:	2013 Notes, 2016 Notes and 2036 Notes: semi-annually on each June 1 and December 1, beginning December 1, 2006.

CUSIP:	2013 Notes: 29078E AC 9
2016 Notes: 29078E AB 1
2036 Notes: 29078E AA 3

Denominations:	2013 Notes, 2016 Notes and 2036 Notes: Minimum of $1,000 and integral multiples of $1,000.

Joint Bookrunners:	Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Lehman Brothers Inc.

Purchase Price by Underwriters:	2013 Notes: 99.120% plus accrued interest, if any, from May 17, 2006.
2016 Notes: 99.119% plus accrued interest, if any, from May 17, 2006.
2036 Notes: 99.118% plus accrued interest, if any, from May 17, 2006.

Net Proceeds to Selling Noteholder:	2013 Notes: $991,200,000.
2016 Notes: $1,982,380,000.
2036 Notes: $1,471,902,300.

Make-Whole Call:	2013 Notes, 2016 Notes and 2036 Notes: At any time at a price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled principal and interest payments discounted, on a semiannual basis, at a rate equal to the sum of the comparable Treasury rate and: 25 basis points for 2013 Notes; 30 basis points for 2016 Notes; and 40 basis points for 2036 Notes.

Allocation:

	2013 Notes	2016 Notes	2036 Notes
Bear, Stearns & Co. Inc.	$200,000,000	$400,000,000	$297,000,000
Goldman, Sachs & Co.	$200,000,000	$400,000,000	$297,000,000
Lehman Brothers Inc.	$200,000,000	$400,000,000	$297,000,000
Citigroup Global Markets Inc.	$75,000,000	$150,000,000	$111,375,000
J.P. Morgan Securities Inc.	$75,000,000	$150,000,000	$111,375,000
Banc of America Securities LLC	$50,000,000	$100,000,000	$74,250,000
Mitsubishi UFJ Securities International plc	$50,000,000	$100,000,000	$74,250,000
Barclays Capital Inc.	$50,000,000	$100,000,000	$74,250,000
Greenwich Capital Markets, Inc.	$50,000,000	$100,000,000	$74,250,000
Wachovia Capital Markets, LLC	$50,000,000	$100,000,000	$74,250,000

Total	$1,000,000,000	$2,000,000,000	$1,485,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC (File No. 333-131747) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bear, Stearns & Co. Inc. toll-free at 1-866-803-9204, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or Lehman Brothers Inc. toll-free at 1-888-603-5847.